Exhibit 99.1

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Reports Fourth Quarter and

Year End 2008 Financial Results

ALICE, TEXAS – April 1, 2008 – Forbes Energy Services Ltd. (TSX: FRB) today announced its financial and operating results for the fourth quarter and year ended December 31, 2008. Following are certain highlights:

•	Revenues increased to $360.9 million for fiscal 2008 from $207.0 million for fiscal 2007.

•	Adjusted EBITDA increased to $96.7 million for fiscal 2008 from $68.0 million for fiscal 2007.

•	Well servicing rig count increased to 170 as of December 31, 2008 from 101 at December 31, 2007.

•	Fluid transport heavy truck fleet increased to 370 as of December 31, 2008 from 262 at December 31, 2007.

Adjusted EBITDA is defined as net income before interest, taxes, goodwill impairment, depreciation and amortization. For a reconciliation of adjusted EBITDA to net income, please see the disclosures at the end of this release.

Net loss for the three months ended December 31, 2008 was $2.3 million, or a loss of $0.04 per share. The net loss for the quarter included a one-time, non-cash charge for the impairment of goodwill of $4.4 million. Excluding this charge, the Company would have reported net income of $2.0 million, or $0.03 per share. Adjusted EBITDA for the fourth quarter of 2008 totaled $21.3 million, an increase of 26% compared to the fourth quarter of 2007.

Net loss for the year ended December 31, 2008 was $29.7 million, or a loss per share of $0.65, which includes the goodwill impairment mentioned above as well as a non-cash $52.8 million charge for deferred income taxes related to the Company’s reorganization into a taxable entity that occurred simultaneously with its Canadian IPO and related U.S. private placement on May 29, 2008.

John Crisp, Forbes Energy’s President and Chief Executive Officer, stated, “The year 2008 was one of remarkable growth and change for Forbes Energy Services as highlighted by the tremendous expansion of our rig and truck fleet and record revenues for the year. In the fourth quarter we experienced solid operational results, but activity in our industry began to decline significantly. As a result, we have undertaken a number of steps in our ongoing effort to keep costs in line with declining revenues. We’ve scaled back our workforce and implemented pay reductions at every level of the Company, including executive management. We’ve also virtually eliminated our capital expenditure plans for 2009. We benefit from having one of the newest fleets in the industry, which should minimize our maintenance expenses in 2009.

“The operating environment in the first quarter has been challenging. However, we are extremely pleased to now have four rigs working in Mexico for Pemex. We have two more currently in Mexico that are being prepared for service, and I anticipate additional opportunities to expand our presence in that market going forward,” concluded Crisp.

Business Segment Results

Well Servicing

Well servicing revenues decreased to $49.0 million during the fourth quarter of 2008 compared to $54.3 million in the third quarter of 2008. Well servicing segment gross margins in the fourth quarter of 2008 were $10.2 million, compared to $18.9 million in the third quarter of 2008. Gross margins include $3,370,000 in expenses related to bad debts and Mexico start up costs. Without these expenses, gross margins would have been approximately $13.6 million, or 28% of revenues.

Forbes recorded approximately 97,588 rig hours for the fourth quarter of 2008, compared to 107,520 in the third quarter of 2008. The Company had 170 rigs in its well service fleet at December 31, 2008, an increase of one rig from 169 as of September 30, 2008. Equipment additions for the well servicing segment totaled $4.8 million during the three months ended December 31, 2008.

Fluid Logistics

Fluid logistics revenues in the fourth quarter of 2008 decreased to $47.7 million compared to $50.8 million in the third quarter of 2008. Gross margins for the fluid logistics segment totaled $16.5 million compared to $14.5 million in the previous quarter. A 50% decline in fuel cost per gallon was the major contributor to improved margins for the quarter.

Forbes recorded 309,020 truck hours during the fourth quarter of 2008 compared to 313,750 for the third quarter of 2008. The Company increased its fluid transport segment heavy truck fleet to 370 as of December 31, 2008 as compared to 362 as of September 30, 2008. Total equipment additions for the fluid logistics segment were $0.6 million for the three months ended December 31, 2008.

Previously Issued Financial Statements

The Company previously reported on Form 8-K filed with the Securities and Exchange Commission on March 23, 2009 (the “Form 8-K”) that previously filed financial statements for 2008 interim periods contain errors and should not be relied upon. As a result of these errors, the Company anticipates filing amended quarterly reports on Form 10-Q/A containing revised financial statements as of and for the three months ended June 30 and September 30, 2008. A description of these errors can be found in the Form 8-K and in the Company’s Form 10-K filed on March 31, 2009.

Conference Call

Forbes Energy will host a conference call to discuss its fourth quarter 2008 results on Thursday, April 2, 2009, at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (303) 262-2191 and ask for the “Forbes Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the “Investor Relations” page of Forbes Energy’s website, www.forbesenergyservices.com.

A telephonic replay of the conference call will be available until April 9, 2009, and may be accessed by calling (303) 590-3000 and using the pass code 11129155#. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email at dmw@drg-e.com.

About Forbes Energy

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, and Mexico.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain pricing on its core services; the potential for excess capacity in the industry; and competition. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Form 10-K”) as well as other filings the Company has made with the Securities and Exchange Commission.

Forbes Energy’s financial statements and management’s discussion and analysis of financial condition and results of operations can be found in the Form 10-K, which has been filed with the Securities and Exchange Commission and posted on the Company’s website.

This press release also contains references to the non-GAAP financial measure of earnings, or net income, before interest, income taxes, goodwill impairment, depreciation and amortization, or adjusted EBITDA. For a reconciliation of adjusted EBITDA to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found on the “Investor Relations” page of Forbes Energy’s website, www.forbesenergyservices.com.

-Tables to Follow-

Selected Statement of Operations Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	Successor- Consolidated 2008	Predecessor- Combined 2007	Successor- Consolidated 2008	Predecessor- Combined 2007
Revenues
Well servicing	$48,976,756	$32,785,764	$189,980,242	$103,600,928
Fluid logistics	47,683,106	29,580,741	170,949,057	103,405,487

Total revenues	96,659,862	62,366,505	360,929,299	207,006,415

Expenses
Well servicing	38,794,821	21,512,629	128,614,600	60,570,743
Fluid logistics	31,200,155	21,414,129	117,940,153	69,887,441
General and administrative	5,328,435	2,733,427	17,700,341	8,823,299
Depreciation and amortization	10,177,848	5,344,969	33,724,218	15,341,906
Goodwill Impairment	4,363,369	—	4,363,369	—

Total expenses	89,864,628	51,005,154	302,342,681	154,623,389

Operating income	6,795,234	11,361,351	58,586,618	52,383,026

Other income (expense)
Interest expense	(6,705,718)	(2,730,823)	(25,797,663)	(8,342,652)
Other income (expense)	(71,113)	178,020	37,947	236,583

Income before taxes	18,403	8,808,548	32,826,902	44,276,957

Income Tax Expense	2,350,259	683,291	62,574,492	683,291

Net income (loss)	$(2,331,856)	$8,125,257	$(29,747,590)	$43,593,666

Earnings (loss) per share of common stock
Basic	$(0.04)		$(0.65)
Diluted	(0.04)		(0.65)

Weighted average number of shares outstanding
Basic	61,505,053		45,894,557
Diluted	61,505,053		45,894,887

Selected Balance Sheet Data

(Unaudited)

			December 31, 2008	December 31, 2007
Cash			$23,469,067	$5,209,345
Accounts receivable			69,095,522	42,998,005
Working Capital			42,707,044	(28,247,697)
Intangibles (net)			39,459,977	—
Total assets			482,801,391	259,995,166
Total debt			212,189,842	111,281,004
Deferred tax liability			62,068,620	500,000
Shareholders’/members’ equity			$158,418,487	$70,459,267

Selected Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Rig Hours	97,588	59,938	378,657	180,700
Truck hours	309,020	202,379	1,115,593	711,171

Reconciliation of Adjusted EBITDA to Net Income (Unaudited) (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net Income (loss)	$(2,332)	$8,126	$(29,748)	$43,594
Depreciation and amortization	10,178	5,345	33,724	15,342
Interest expense	6,706	2,731	25,798	8,343
Income tax expense	2,350	684	62,574	684
Goodwill impairment	4,363	—	4,363	—

Adjusted EBITDA	$21,265	$16,886	$96,711	$67,963